Exhibit 4.6


                    AMENDMENT NO. 1 dated as of July 15,2000,
               to the Rights Agreement dated as of June 28, 1990, as amended and restated as of April 28, 1998 (the "Rights Agreement"), between IPALCO ENTERPRISES, INC. (the "Corporation")
                  and FIRST CHICAGO TRUST COMPANY OF NEW YORK,
                      as Rights Agent (the `Rights Agent").

     Pursuant to the terms of the Rights Agreement and in accordance with
Section 27 thereof, the following actions are hereby taken prior to executing the Share Exchange Agreement referred to below:

     Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

     (a) The definition of "Acquiring Person" in Section l(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, none of The AES Corporation or any Affiliate or Associate of The AES Corporation shall be deemed to he an Acquiring Person, either individually or collectively, solely by virtue of (i) the announcement of the Share Exchange (as such term is defined in the Share Exchange Agreement), (ii) the acquisition of Common Shares pursuant to the Share Exchange, (iii) the execution of the Share Exchange Agreement or (iv) the consummation of the Share Exchange or of the other transactions contemplated by the Share Exchange Agreement.

     (b) The following definition shall be added to Section 1 of the Rights
Agreement:

     (s) "Share Exchange Agreement" shall mean the Agreement and Plan of Share Exchange dated as of July 15,2000, between The AES Corporation and the Corporation."

     (c) Section l(h) of the Rights Agreement is amended to add the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the announcement of the Share Exchange, (ii) the acquisition of Common Shares pursuant to the Share Exchange, (iii) the execution of the Share Exchange Agreement or {iv) the consummation of the Share Exchange or of the other transactions contemplated by the Share Exchange Agreement."; and

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     "From and after the Effective Time, as defined in the Share Exchange
     Agreement, any Rights that are or were acquired or beneficially owned by The AES Corporation or any Associate or Affiliate of The AES Corporation shall become null and void."

     Section 2. Full Force and Effect+ Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Indiana applicable to contracts to be made and performed entirely within such State.

     IN WITNESS WHEREOF, the Corporation and the Rights Agreement have caused this Agreement to be duly executed as of the day and year first above written.


                                             IPALCO ENTERPRISES, INC.,


                                             By: /s/ John R. Hodowal
                                                 -------------------------------
                                                 John R. Hodowal
                                                 Chairman of the Board and
                                                 President



                                             FIRST CHICAGO TRUST COMPANY OF
                                             NEW YORK, as Rights Agent,

                                             By: /s/
                                                 -------------------------------
                                                 Name:
                                                 Title: